Exhibit 99

For Immediate Release February 11, 2010	Contact:	Stacy Frole	(419) 627-2227

CEDAR FAIR REPORTS FULL-YEAR AND FOURTH QUARTER 2009 RESULTS

SANDUSKY, OHIO, February 11, 2010 — Cedar Fair (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced results for its fourth quarter and year ended December 31, 2009.

Cedar Fair’s operations generated full-year net revenues of $916.1 and net income of $35.4 million, or $0.63 per diluted limited partner (LP) unit. In 2008, the Company achieved net revenues of $996.2 million and reported net income of $5.7 million, or $0.10 per diluted LP unit. Adjusted EBITDA, which management believes is a meaningful measure of the Company’s park-level operating results, decreased 15.7% to $299.9 million from $355.9 million a year ago. See the attached table for a reconciliation of adjusted EBITDA to net income.

Included in the 2009 adjusted EBITDA of $299.9 million is approximately $5.6 million of cash costs related to the proposed merger with affiliates of Apollo Global Management. In addition, the 2009 results reflect a $9.0 million settlement of a California class-action lawsuit and a $2.0 million settlement of a licensing dispute with Paramount Pictures. Excluding these non-recurring charges, our adjusted EBITDA for 2009 would have totaled $316.5 million, down $39.4 million, or 11%, from 2008.

The decrease in revenues and adjusted EBITDA is a result of a 1.6 million-visit, or 7%, decrease in attendance to 21.1 million guests in 2009. “The decrease in attendance was primarily the result of a sharp decline in group sales business, which was negatively affected by the poor economy; a decrease in season pass visits due to a decline in season pass sales during the year; and poor weather, particularly cooler than normal temperatures throughout much of the season in both our northern and southern regions,” said Dick Kinzel, Cedar Fair’s chairman, president and chief executive officer. “During this same period average in-park guest per capita spending decreased 1%, or $0.57. Out-of-park revenues, which represent the sale of hotel rooms, food, merchandise and other complementary activities located outside the park gates, decreased 7%, or $7.3 million, between years, due primarily to lower occupancy rates at most of our hotel properties.”

Cash operating costs decreased $24.1 million, or 3.8%, to $616.2 million versus $640.3 million in the prior year. The decrease is the result of the successful implementation of numerous cost-savings initiatives, a reduction in variable costs due to a decrease in attendance, and the closing of Star Trek: The Experience in late 2008. Together, these items reduced core operating costs by approximately $40.7 million, or 6.4%, in 2009. This reduction in operating costs was offset somewhat by $16.6 million of non-recurring charges during the year, including the deal-related costs and litigation settlements discussed above.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259    419-627-2233

Cedar Fair Reports Full-Year and

Fourth Quarter 2009 Results

February 11, 2010

In late August, as part of its ongoing efforts to reduce debt, the Company completed the sale of 87 acres of surplus land at Canada’s Wonderland to the Vaughan Health Campus of Care in Ontario, Canada. Net proceeds from this sale totaled $53.8 million and resulted in the recognition of a $23.1 million gain during the period. After the gain on the sale of the Canadian land, depreciation, amortization, loss on impairment of trade-names and all other non-cash costs, operating income for the period increased $51.6 million to $185.5 million in 2009 compared with $133.9 million in 2008. The increase in operating income was affected by the recording in 2008 of non-cash charges of $79.9 million and $7.1 million for impairment of goodwill and trade-names, respectively, that were originally recorded when the Company acquired the Paramount Parks in 2006.

“Although the Paramount Parks acquisition continues to meet our collective operating and profitability goals, the performance of certain acquired parks has fallen below our original expectation, which when coupled with a higher cost of capital, resulted in these impairment charges,” added Kinzel. “It is important to note that each of the acquired parks remains cash flow positive, and that the goodwill and trade-name write-downs do not affect cash, EBITDA or liquidity.”

In 2009, depreciation and amortization increased $6.9 million from 2008, due to an increase in amortization expense of $8.4 million. The increase in amortization expense reflects the accelerated amortization of the intangible asset related to the Nickelodeon licensing agreement. During the year, management determined it would not be renewing the licensing agreement, which expired on December 31, 2009, thus triggering the accelerated amortization in 2009.

For the year, interest expense decreased $4.9 million to $124.7 million due to lower interest rates on the Company’s variable-rate outstanding borrowings along with lower average debt balances, offset slightly by a 200 basis point increase in interest costs on $900 million of term-debt borrowings that were extended by two years in August. “During 2009, we retired $161.3 million of term debt,” added Kinzel. “This was done through the use of available cash from the reduction in our annual distribution, the net proceeds from the sale of excess land at Canada’s Wonderland, as well as regularly scheduled debt amortization payments and the use of our revolving credit facility.”

In 2009, the net change in fair value of swaps and other (income) expense, net, increased $10.8 million compared with 2008. This increase was primarily a result of recording a $9.2 million non-cash charge to income for the change in the mark-to-market valuations of the Company’s swaps that had gone ineffective for hedge accounting during the year, as well as the related amortization of amounts previously recorded in Other Comprehensive Loss. In the prior year, the swaps were highly effective and the change in the mark-to-market valuations were appropriately recorded in Other Comprehensive Loss.

For the year, a provision for taxes of $15.0 million was recorded to account for the tax attributes of the Company’s corporate subsidiaries and publicly traded partnership (PTP) taxes, compared to a benefit of $935,000 in 2008. After interest expense and the provision (benefit) for taxes, combined net income for the year totaled $35.4 million, or $0.63 per LP unit. In 2008, the Company reported net income of $5.7 million, or $0.10 per LP unit.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259    419-627-2233

Cedar Fair Reports Full-Year and

Fourth Quarter 2009 Results

February 11, 2010

Fourth Quarter Results

For the fourth quarter, net revenues decreased $13.7 million to $105.6 million from $119.3 million a year ago. The 11.5% decrease in net revenues is a result of a 12% decrease, or 328,000 visits, in attendance. “Most of the same challenges we faced during the first nine months of the year continued to negatively impact our business during the fourth quarter,” said Kinzel. “In particular, unseasonably cool temperatures and heavy rain during the month of October softened the positive impact we had expected to get from the Halloween events we had in place at our parks, which are traditionally very popular.”

The operating loss for this same period was $19.8 million compared with an operating loss of $79.4 million in the fourth quarter a year ago. The decrease in operating loss is primarily attributable to the $87.0 million non-cash charge for impairment of goodwill and other intangible assets recognized during the fourth quarter of 2008.

After interest expense, which increased $3.1 million between years due to the increase in interest costs on the debt extension in August, a $6.1 million non-cash charge for the net change in fair value of swaps, and a benefit for taxes in the period, net loss for the quarter was $26.3 million, or $0.47 per LP unit, in 2009 compared with a net loss of $56.7 million, or $1.02 per LP unit, last year.

Balance Sheet

At year end, total debt outstanding was $1.54 billion of variable-rate term debt, $16.0 million of which is classified as current, and $86.3 million of which reflects borrowings under the revolving credit facilities. As of December 31, 2009, $1.2 billion of the Company’s outstanding variable rate long-term debt has been converted to fixed-rate debt through the use of several interest rate swap agreements. Based on interest rates in effect at year-end for variable-rate debt, the Company expects its aggregate average cost of debt to approximate 8.4% in 2010.

The 2009 Amended Credit Agreement includes customary covenants to monitor operating performance, as well as liquidity ratios that govern the Company’s distributions. The most restrictive of these ratios is the Maximum Consolidated Leverage Ratio, which applies only to the ability to declare and pay distributions. Pursuant to the 2009 Amended Agreement, this ratio decreased to 4.75x debt-to-EBITDA at December 31, 2009. Based on its 2009 results, the Company does not meet this ratio and therefore suspended distributions as of December 31, 2009. The Company was in compliance with all other terms of the credit agreement as of year-end.

Merger Transaction

As previously announced on December 16, 2009, the Company entered into a definitive merger agreement to be acquired by an affiliate of Apollo Global Management, a leading global alternative asset manager. Under the terms of the agreement, Cedar Fair unitholders will receive $11.50 in cash for each Cedar Fair LP unit that they hold, representing a 28% premium over the closing unit price on December 15, 2009.

The board of directors of Cedar Fair Management, Inc. has unanimously approved the merger agreement and recommends that Cedar Fair limited partnership unitholders adopt the agreement. The Company has scheduled a Special Meeting of Unitholders to be held on March 16, 2010, at which unitholders as of the close of business on February 12, 2010 will be entitled to vote. The Company has commenced mailing proxy materials to Cedar Fair unitholders.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259    419-627-2233

Cedar Fair Reports Full-Year and

Fourth Quarter 2009 Results

February 11, 2010

About Cedar Fair

Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Partnership owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Amusement parks in the Company’s northern region include two in Ohio: Cedar Point, consistently voted “Best Amusement Park in the World” in Amusement Today polls and Kings Island; as well as Canada’s Wonderland, near Toronto; Dorney Park, PA; Valleyfair, MN; and Michigan’s Adventure, MI. In the southern region are Kings Dominion, VA; Carowinds, NC; and Worlds of Fun, MO. Western parks in California include: Knott’s Berry Farm; California’s Great America; and Gilroy Gardens, which is managed under contract.

Forward Looking Statements

Some of the statements contained in this news release (including information included or incorporated by reference herein) may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company’s expectations, beliefs and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond the Company’s control and could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors, including general economic conditions, competition for consumer leisure time and spending, adverse weather conditions, unanticipated construction delays and the risk factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at our parks and cause actual results to differ materially from the Company’s expectations. In addition, there are uncertainties associated with the acquisition of the Paramount Parks, including the ability of the Company to combine the operations and take advantage of growth, savings and synergy opportunities, and the proposed sale of the Company to an affiliate of Apollo Global Management, including the anticipated timing of filings and approvals relating to the transaction, the ability of third parties to fulfill their obligations relating to the proposed transaction and the ability of the parties to satisfy the conditions to closing of the merger agreement to complete the transaction. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company’s Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

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(Table Follows)

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259    419-627-2233

Cedar Fair Reports Full-Year and

Fourth Quarter 2009 Results

February 11, 2010

Cedar Fair, L.P.

SUMMARY STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands except per unit)	12/31/09	12/31/08	12/31/09	12/31/08
Net revenues:
Admissions	$64,940	$72,394	$532,814	$566,266
Food, merchandise and games	33,314	36,575	316,386	355,917
Accommodations and other	7,316	10,305	66,875	74,049

Total net revenues	105,570	119,274	916,075	996,232
Cash operating costs and expenses	101,727	97,973	616,167	640,342

Adjusted EBITDA (a)	3,843	21,301	299,908	355,890
Depreciation and amortization	19,141	14,580	132,745	125,838
Equity-based compensation	—	77	(26)	716
Loss on impairment of goodwill and other intangibles	4,500	86,988	4,500	86,988
(Gain) loss on impairment / retirement of fixed assets	26	(965)	244	8,425
(Gain) on sale of other assets	—	—	(23,098)	—

Operating income (loss)	(19,824)	(79,379)	185,543	133,923
Interest expense	33,712	30,649	124,706	129,561
Net change in fair value of swaps	6,086	—	9,170	—
Other (income) expense	(43)	(201)	1,260	(409)

Income (loss) before taxes	(59,579)	(109,827)	50,407	4,771
Provision (benefit) for taxes	(33,287)	(53,078)	14,978	(935)

Net income (loss)	$(26,292)	$(56,749)	$35,429	$5,706

Weighted average units outstanding - diluted	55,945	55,859	55,906	55,747

Per limited partner unit:
Net income (loss) - diluted	$(0.47)	$(1.02)	$0.63	$0.10
Cash distributions paid	$0.25	$0.48	$1.23	$1.92

Balance Sheet Data:
Total assets			$2,147,418	$2,186,083
Total debt			1,626,346	1,724,075
Total partners’ equity			129,421	106,786

Cedar Fair Reports Full-Year and

Fourth Quarter 2009 Results

February 11, 2010

Cedar Fair, L.P.

RECONCILIATION TO ADJUSTED EBITDA

(unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands)	12/31/09	12/31/08	12/31/09	12/31/08
Net income (loss)	$(26,292)	$(56,749)	$35,429	$5,706
Interest expense	33,712	30,649	124,706	129,561
Net change in fair value of swaps	6,086	—	9,170	—
Provision (benefit) for taxes	(33,287)	(53,078)	14,978	(935)
Depreciation and amortization	19,141	14,580	132,745	125,838
Other (income) expense	(43)	(201)	1,260	(409)
Equity-based compensation	—	77	(26)	716
Loss on impairment of goodwill and other intangibles	4,500	86,988	4,500	86,988
(Gain) loss on impairment / retirement of fixed assets	26	(965)	244	8,425
(Gain) on sale of other assets	—	—	(23,098)	—

Adjusted EBITDA (a)	$3,843	$21,301	$299,908	$355,890

(a)	Adjusted EBITDA represents earnings before interest, taxes, depreciation, and other non-cash items. The Partnership believes adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income or cash flow from operating activities, as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.